UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 21, 2016

General Mills, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-01185	41-0274440
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Number One General Mills Boulevard, Minneapolis, Minnesota		55426-1347
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	763-764-7600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

In the first quarter of fiscal 2017, General Mills, Inc. announced a plan to restructure certain product lines in its International segment. To eliminate excess capacity, we will close our snacks manufacturing facility in Marília, Brazil and cease production operations for meals and snacks at our facility in São Bernardo do Campo, Brazil. We will also cease production of certain underperforming snack products at our facility in Nanjing, China. These and other actions, which are subject to appropriate consultation with employees and their representatives where required by law or practice, will affect approximately 420 positions in our Brazilian operations and approximately 440 positions in our Greater China operations. We expect to incur approximately $42 million of charges related to these actions, including approximately $8 million of employee severance and $33 million of impairment charges to write down assets to their net realizable value. In the first quarter of fiscal 2017, we expect to record approximately $32 million of these charges. We expect to pay approximately $7 million in cash related to these actions, and anticipate completing these actions by the end of fiscal 2017.

In the first quarter of fiscal 2017, we notified the employees and union representatives at our Vineland, NJ facility of our tentative decision, pending negotiations and consultation with the union, to close this plant in fiscal 2018 to eliminate excess soup capacity in our U.S. Retail supply chain. If implemented, this action will affect approximately 370 positions, and we expect to record approximately $18 million of severance expense. We expect to record approximately $34 million of additional expense in fiscal 2017, primarily fixed asset write-offs. We expect this action to be completed by the end of fiscal 2019 with a total cost of approximately $67 million of which approximately $20 million will be cash.

In the first quarter of fiscal 2017, we reached a definitive agreement to sell our plant in Martel, OH, which produces dry mixes for our Convenience Stores and Foodservice segment, for approximately $18 million in cash. We expect the transaction to close, subject to customary closing conditions including negotiations with the employees’ union, in fiscal 2017. This action will affect approximately 180 positions. We expect to record a loss of approximately $11 million on the sale of this plant in the quarter in which the transaction closes.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Mills, Inc.

July 21, 2016	By:	Richard C. Allendorf

Name: Richard C. Allendorf
Title: Senior Vice President, General Counsel and Secretary